                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /
--------------------------------------------------------------------------------

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12 / / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

                               IOMEGA CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               IOMEGA CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing Party:

4)  Date Filed:

                  --------------------------------------------------------------

                               [IOMEGA LETTERHEAD]






                                                                  March __, 2000

To Our Shareholders:

    It is our pleasure to invite you to the 2000 Annual Meeting of Shareholders of Iomega Corporation. The meeting will be held on Wednesday, April 19, 2000 at 10:00 a.m. at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting. I am also pleased to present Iomega's 1999 Annual Report, which will give you an update with respect to our challenges and accomplishments during 1999 and our plans for 2000.

    One of the proposals that will be considered at the meeting is approval of an Employee Stock Option Exchange Program. Under Iomega's corporate governance policy, this program cannot be implemented without shareholder approval. Because of the significance of this issue to Iomega, and in recognition of the adverse reaction some shareholders may initially have to the concept of "repricing" stock options, we wanted to explain why we believe the Exchange Program is in Iomega's best interest and merits your approval.

    Iomega, like most technology companies, uses stock options as an important part of its compensation program. These options are intended to help the Company retain employees and to provide an incentive for employees to achieve the Company's business goals and create long-term shareholder value. Due to the fluctuations in the market price of our common stock, however, many of the Company's stock options currently have exercise prices that are significantly higher than recent trading prices. As a result, these options are no longer effectively providing the intended incentive to employees. Your Board believes that realigning the exercise price of previously granted options with the current market price of the Company's Common Stock is essential to retaining and motivating our employees and to achieving our goal of making Iomega the leader in smart storage solutions.

    Unlike many stock option repricings that have been implemented by other companies, the Exchange Program recognizes the inherent unfairness to shareholders of simply lowering the exercise price of options held by employees. Under our Exchange Program, in order to receive new options with a lower exercise price, employees who elect to participate in the program will be required to surrender between 1.5 and 2.5 shares subject to existing options for every 1 share to be subject to a new option. None of the new options will be exercisable for a period of one year. In addition, for future grant awards, employees will be considered to have their original grant of options and will not receive larger grants because of their participation in the Exchange Program. Accordingly, we believe our Exchange Program mitigates the dilution to public shareholders associated with most stock option repricings.

    Our Exchange Program was unanimously approved by your Board of Directors, upon the unanimous recommendation of the Management Development and Compensation Committee. Please take the time to review the description of the Exchange Program contained in this Proxy Statement. If you do, we believe that you will determine, as has your Board, that the Exchange Program is in the Company's best interest. We urge you to vote in favor of the Exchange Program.

    To assure proper representation of your shares at the meeting, please take a moment to vote by phone, via the Internet or by using the enclosed proxy card, at your earliest convenience.


Sincerely yours,

[SIGNATURE LOGO]                                     [SIGNATURE LOGO]


DAVID J. DUNN                                        BRUCE R. ALBERTSON
CHAIRMAN OF THE BOARD                                PRESIDENT AND
                                                     CHIEF EXECUTIVE OFFICER

                               IOMEGA CORPORATION
                              1821 WEST IOMEGA WAY
                                 ROY, UTAH 84067



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY, APRIL 19, 2000


    The 2000 Annual Meeting of Shareholders of Iomega Corporation will be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah on Wednesday, April 19, 2000 at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

    1. Election of two Class III directors, each for a term of three years;

    2. Approval of the  Employee Stock Option Exchange Program;

    3. Ratification of the selection of Arthur Andersen LLP as our independent auditors for the current year; and

    4. Any other business that may properly come before the meeting or any adjournment of the meeting.

    Shareholders of record at the close of business on February 28, 2000 are entitled to vote. Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or the Internet.


                           By Order of the Board of Directors,

                           ROBERT D. MURRILL, JR.
                           SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY



Roy, Utah
March __, 2000

                                TABLE OF CONTENTS

General Information About the Meeting.....................................................................
Item One -- Election of Directors.........................................................................
       Stock Ownership Information........................................................................
       Corporate Governance...............................................................................
       Director Compensation..............................................................................
       Executive Compensation.............................................................................
       Stock Performance Graph............................................................................
Management Development and Compensation Committee Report on Executive Compensation........................
Item Two -- Approval of the Employee Stock Option Exchange Program........................................
Item Three -- Ratification of Selection of Auditors.......................................................
Additional Information....................................................................................








--------------------------------------------------------------------------------

                         PLANNING TO ATTEND THE MEETING?

If you plan to attend the meeting and are a record holder, please check the appropriate box on the enclosed proxy card. If you hold your shares in "street name," please bring a statement from your broker showing your holdings. Seating at the meeting will be on a first-come, first-served basis. If you have any questions about the meeting, please call our Investor Information Line (1-801-332-3585). Photographs will be taken at the meeting for use by Iomega, and we may use these photographs in publications. If you attend the meeting, permission to use your picture will be assumed. The Marriott Hotel is handicap accessible. If you require special assistance, please call our Investor Information Line.


--------------------------------------------------------------------------------

              PROXY STATEMENT - 2000 ANNUAL MEETING OF SHAREHOLDERS


    This proxy statement contains information about the 2000 Annual Meeting of Shareholders of Iomega Corporation. The meeting is scheduled to be held on Wednesday, April 19, 2000, beginning at 10:00 a.m., at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah.

    This proxy statement is furnished in connection with the solicitation of proxies by Iomega's Board of Directors. Iomega's Annual Report for 1999 and Form 10-K Annual Report as filed with the Securities and Exchange Commission was first mailed to shareholders, along with these proxy materials, on or about March __, 2000.

                      GENERAL INFORMATION ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

    At the Company's annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, approval of the Employee Stock Option Exchange Program and ratification of the Company's independent auditors. In addition, the Company's management will report on the Company's overall performance during 1999 and respond to questions from shareholders.

WHO CAN VOTE?

    In order to vote, you must have been a shareholder of record at the close of business on February 28, 2000 (the "record date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

    On the record date, there were ___________ shares of Iomega's common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

HOW DO I VOTE?

    You may vote by completing and returning the enclosed proxy or by voting in person at the meeting. In addition, you may be able to vote by phone or via the Internet, as described below.

    VOTING BY PROXY. You may vote by completing and returning the enclosed proxy. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on any of the matters described in this proxy statement, your proxy will be voted in favor of that matter.

    You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the meeting.


--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote. Votes may be cast:


                          - by phone
                          - via the Internet
                          - by traditional paper proxy

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

--------------------------------------------------------------------------------

    VOTING BY PHONE OR INTERNET. If you are a shareholder of record (that is, if your stock is registered with the Company in your own name), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sends you will provide telephone and Internet instructions.

    The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote by phone or the Internet, and later decide to attend the annual meeting, you may cancel your previous vote and vote in person at the meeting.

    The deadline for voting by telephone or electronically through the Internet as a shareholder of record is 6:00 p.m. EDT, April 18, 2000. For shareholders whose shares are registered in the name of a broker or other nominee that participates in a program provided through ADP Investor Communication Services the deadline is 11:59 p.m. EDT, April 18, 2000.

    VOTING IN PERSON. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot which will be available at the meeting.

WHAT CONSTITUTES A QUORUM?

    In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote, or at least ___________ shares.

    Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists.

    If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

    ELECTION OF DIRECTORS. The two nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

    OTHER MATTERS. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the two other matters scheduled to be voted on at the meeting.

HOW ARE VOTES COUNTED?

    Shares that (1) abstain from voting on a particular matter or (2) are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter ("broker non-votes") will not be voted in favor of that matter, and will also not be counted as shares voting on the matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the meeting.

ARE THERE OTHER MATTERS TO BE VOTED ON AT THE MEETING?

    The Board of Directors does not know of any other matters which may come before the meeting, and, under Iomega's bylaws, the deadline for shareholders to notify Iomega of any proposals or director nominations to be presented for action at the annual meeting has passed. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

                        ITEM ONE -- ELECTION OF DIRECTORS


THE FIRST AGENDA ITEM TO BE VOTED ON IS THE ELECTION OF TWO CLASS III DIRECTORS. THE BOARD HAS NOMINATED TWO PEOPLE, EACH OF WHOM IS CURRENTLY SERVING AS A DIRECTOR OF IOMEGA, AND RECOMMENDS THAT YOU VOTE FOR SUCH NOMINEES.


    Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for three-year terms. The Board of Directors currently consists of seven directors, two of whom are Class I Directors (with terms expiring at the 2001 Annual Meeting), three of whom are Class II Directors (with terms expiring at the 2002 Annual Meeting) and two of whom are Class III Directors (with terms expiring at the 2000 Annual Meeting).

    At the 2000 Annual Meeting, shareholders will have the opportunity to vote on the election of Messrs. Berkowitz and Myers who are currently serving as Class III Directors. The persons named in the enclosed proxy will vote to elect these two nominees as directors, unless you withhold authority to vote for the election of any or all of the nominees by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. There is presently a vacancy on Iomega's Board of Directors. The Company's by-laws provide for three Class III Directors, but at present only two persons are serving as Class III Directors, each of whom is being nominated for reelection. The persons named in the enclosed proxy will not have the authority to vote to fill this vacancy at the 2000 Annual Meeting. The vacancy in Class III will remain after the 2000 Annual Meeting, until filled by the Board of Directors.


           NOMINEES FOR CLASS III DIRECTORS -- TERMS TO EXPIRE IN 2000


    [Picture of Robert P. Berkowtiz]
    ROBERT P. BERKOWITZ
    Director since 1983

    Mr. Berkowitz, 64, was born in Brooklyn, New York and raised in Boston, Massachusetts. After graduating from Boston English High School, he attended Northeastern University where, as a cooperative student, Mr. Berkowitz worked for the U.S. Navy in Patuxent River, Maryland and Raytheon Labs in Bedford, Massachusetts.

    After graduating from Northeastern in 1959 with a bachelor of science degree in mechanical engineering, he worked until 1968 for the Laboratory of Electronics that designed, developed and produced the Doppler navigation system for the F-105 fighter-bomber aircraft. In 1961, he joined Computer Control Company. For the next ten years, Mr. Berkowitz held a series of assignments with Computer Control Company, including the mechanical design and manufacture of the on-board computer for the NASA Mariner 4 Mars space mission, and the manufacture of satellite subsystems. In 1964, Computer Control Company was acquired by Honeywell Corporation. Mr. Berkowitz's last assignment with Honeywell was as plant manager, responsible for the production of its minicomputer systems.

    Mr. Berkowitz resigned from Honeywell in 1972 to participate in forming Prime Computer, a manufacturer and developer of minicomputer systems. From 1972 to 1984, Mr. Berkowitz was vice president of manufacturing for Prime Computer. Specializing in asset management techniques, he installed just-in-time inventory systems, automated production techniques and established offshore production facilities. During this period, Prime Computer led the industry in inventory turns and assets as a percent of revenue. From approximately 1985 to 1988, Mr. Berkowitz served as president and chief executive officer of Ontologic, a closely held company developing an object-oriented database management software system with a proprietary object language. Also, he served on the board of directors of New England Digital Corporation, a closely held firm developing direct disc audio recording and post-production systems for the recording industry. During 1991, he was appointed to the board of directors of

CimTelligence Systems, a developer of process planning software, and subsequently was appointed its president and chief executive officer holding that position until March of 1992.

    Since 1992, Mr. Berkowitz has been a private investor. From 1983 to 1990, Mr. Berkowitz wrote a weekly newspaper column devoted to technology and its impact on society. He has also served as a board member for the Men of the 400, a Catholic charitable organization, for the Framingham Union Hospital, and for the Middlesex Area Chamber of Commerce. Mr. Berkowitz is a past president of the Framingham Union Development Fund for the 80's Inc. Currently Mr. Berkowitz serves as a board member for the Jewish Family Service of Metrowest located in Framingham, Massachusetts.


    [Picture of John R. Myers]
    JOHN R. MYERS
    Director since 1994

    John Myers, 63, was raised in Emmaus, Pennsylvania. Mr. Myers graduated from Pennsylvania State University in 1960 with a bachelor of science degree in mechanical engineering. In 1994 Mr. Myers received the Outstanding Engineer of the Year Award from Pennsylvania State University.

    Mr. Myers began his career with the General Electric Company in 1960, holding various manufacturing, quality control, and engineering positions primarily in the Aircraft Engine Group. Upon leaving General Electric in 1978, he was named vice president and general manager of the nuclear medicine division of the Technicare Company, a position he held for two years. From 1980 to 1992, Mr. Myers served as president of the Lycoming Division of Textron Inc., a manufacturer of small turbine and piston engines for general aviation, corporate aviation, commercial and military helicopters, landing craft and tanks. During his presidency, Lycoming's annual sales grew from $140 million to $1 billion. Mr. Myers was named winner of the Silver Knight Award in 1986 for outstanding management at Lycoming.

    Mr. Myers joined Thiokol Corporation, now Cordant Technologies, Inc., in June 1992 as president and chief operating officer and was appointed president and chief executive officer in May 1993. From late 1993 through its sale in 1996, Mr. Myers was chairman of Garrett Aviation Service, a company that performed maintenance and upgrades on corporate jets and piston-powered airplanes.

    From 1996 to June 1999, Mr. Myers was an independent business consultant. Since June 1999, Mr. Myers has been Chairman and CEO of Tru-Circle Corporation, a supplier in the aerospace industry. Mr. Myers also serves as a director for the Curtiss-Wright Corporation, and is past national chairman of the American Defense Preparedness Organization and a former director of Bridgeport Hospital in Bridgeport, Connecticut.

                         DIRECTORS CONTINUING IN OFFICE

                   CLASS I DIRECTORS --TERMS EXPIRING IN 2001


    [Picture of David J. Dunn]
    DAVID J. DUNN
    Director since 1980

    David Dunn, 69, was raised in Brooklyn, New York. After graduating from high school, he worked briefly and then went on active duty in the Marine Corps in the summer of 1950. Through the Marine Corps, he won a competitive appointment to the United States Naval Academy, which he entered in 1951 and from which he graduated in 1955. After four years of additional service in the Marine Corps, Mr. Dunn resigned in 1959 to commence work on his master of business administration at Harvard Business School, from which he graduated in 1961. A "High Distinction" graduate, Mr. Dunn was also selected as a Baker Scholar.

    Following graduation, Mr. Dunn worked for one year with G. H. Walker & Co. as an investment banker. In the summer of 1962, he joined J. H. Whitney & Co., a venture capital firm, where he became a partner in 1966. He resigned from Whitney in 1970 to organize Idanta Partners Ltd., a venture capital firm, of which he has been managing partner from its inception to the present time. As a venture capitalist, Mr. Dunn has participated in the financing of many companies and served on numerous boards. He provided start-up capital for Storage Technology Corporation and was a director of that company for more than 15 years, from its start-up phase through the point where it was generating substantially more than $1 billion a year in annual revenue.

    Idanta Partners also provided all of the outside start-up capital for Prime Computer and Mr. Dunn served as Chairman of Prime from its inception for more than 15 years, at which time its annual sales were more than $1 billion. Mr. Dunn's firm invested all of the outside capital for the start-up of Iomega and he has been Chairman of the Board of Iomega since Iomega's incorporation in 1980.

    Mr. Dunn served as President and Chief Executive Officer of Iomega from August 1999 to November 11, 1999 when Mr. Albertson was named President of Iomega. Mr. Dunn continued to serve as Chief Executive Officer until Mr. Albertson was named Chief Executive Officer on January 20, 2000. Mr. Dunn agreed to serve as President and Chief Executive Officer only while a search for a president and chief executive officer was being conducted.



    [Picture of James E. Sierk]
    JAMES E. SIERK
    Director since 1997

    Mr. Sierk, 61, was raised in western New York. After graduation from the Warsaw High School he attended Rutgers University on an athletic scholarship. He graduated with a bachelor of science degree in chemistry in 1960 and immediately entered the Marine Corps as an infantry officer. He served in the U.S. and Southeast Asia and attained the rank of captain. After his active Marine Corps service, Mr. Sierk attended Rensselaer Polytechnic Institute and received a master's degree from the School of Management Engineering.

    Following graduation, Mr. Sierk joined Xerox Corporation, then a $300 million company. He held operations positions in manufacturing and product development and was named to be the first vice president of materials management in 1972. Subsequent positions included responsibility for U.S. manufacturing operations and operations in the Far East and the Americas. In 1989, he was named to lead Xerox's successful effort to win the Malcolm Baldridge National Quality Award. In 1991, Mr. Sierk joined AlliedSignal as the senior vice president of quality and productivity and a member of the Leadership Committee. During the subsequent seven years he led the change processes, including Six Sigma, which allowed the senior management team to transform the company. By his retirement in late 1997, he had been responsible for the functional leadership of materials management, marketing, manufacturing, information technology, centralized business services, research and technology, and quality.

    Mr. Sierk served as interim president and chief executive officer of Iomega from March through October 1998 while a search for a president and chief executive officer was underway. He serves as a director for Ames Rubber Corporation. Mr. Sierk is an active member of various civic and professional organizations including the Malcolm Baldridge National Quality Award Board of Overseers. The Secretary of Commerce has appointed him to successive positions as a judge, chairman of the judges' panel, an overseer, and as chairman of the board of overseers of this national business excellence award.



                  CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2002


    [Picture of Bruce R. Albertson]
    BRUCE R. ALBERTSON
    Director since November 1999

    Mr. Albertson, 54, was raised in Florida. He attended the University of Miami and was awarded a bachelor of business administration degree in 1971. In 1973, he received a master's degree in business from Florida International University.

    Mr. Albertson began his career at General Electric Company in 1973. Mr. Albertson served GE in various senior sales and marketing capacities for more than 25 years, most recently as vice president, worldwide marketing and product management, GE Appliances. From 1993 until his retirement in mid-1998, Mr. Albertson also was an officer of GE. During his tenure at GE, he led several key growth and brand-building initiatives. From 1992 to 1996, he spearheaded GE Appliances' move into Asia. He developed that business into an enterprise contributing significant volumes and profits to the GE Appliances Division. In 1996, he was promoted to vice president, worldwide marketing and product management, GE Appliances, where he was responsible for the division's worldwide marketing efforts. In this role, he developed GE's "Profile Plus" which further extended GE Appliances into the high-end appliance market. Previously, in 1993, he launched the "Profile" brand, one of the fastest-growing brands in the appliance industry. Mr. Albertson also led GE's entrance into the private label/original equipment manufacturer business that increased GE's appliance market share and generated significant volumes from Sears and Roebuck and other companies.

     Mr. Albertson was elected president, chief operating officer and director of Iomega in November 1999. In January 2000, he was elected president and chief executive officer.


    [Picture of Jonathan S. Huberman]
    JONATHAN S. HUBERMAN
    Director since November 1999

    Mr. Huberman, 34, was raised in Washington, D.C. He attended Princeton University with a degree in computer science in 1988 and received his master of business administration degree at the Wharton School of Business in 1992.

    Since 1997, Mr. Huberman has been a general partner of Idanta Partners Ltd., a private venture capital partnership making strategic investments in public and private enterprises primarily in the high-tech and healthcare sectors. Prior to joining Idanta Partners in 1995, Mr. Huberman was a case leader with the Boston Consulting Group ("BCG"), a strategy management consulting firm. At BCG, he focused on the high technology and consumer products industries and advised clients on issues such as corporate and business unit strategy, marketing strategy, new product development and reengineering. From 1988 to 1990, he was a marketing manager at Cray Research, Inc.

    In addition to Iomega, Mr. Huberman serves as director for Boxer Cross, Inc., Engineous Software, Torrex Corporation, Urbanite Network and Viagate Technologies. He also serves as chairman of the board at GateField Corporation.

    [Picture of John M. Seidl]
    JOHN M. SEIDL
    Director since February 1999

    Mr. Seidl, 60, was raised in Wisconsin and Ohio. He is a graduate of the United States Military Academy at West Point and has both a masters of public administration degree and a doctorate in political economy and government from Harvard University.

    From 1961 to 1971, Mr. Seidl served in the United States Air Force where he advanced from second lieutenant to captain. As a captain, he was an assistant professor in the department of social sciences at West Point from 1968 to 1971. Mr. Seidl served as a deputy assistant secretary in both the departments of Health, Education and Welfare and Interior. Mr. Seidl was a member of the economic and public management faculty at Stanford University's graduate school of business from 1974 to 1978.

    Mr. Seidl held various executive management positions with subsidiaries of The Natomas Company, a diversified energy company with international operations in Indonesia, the U.K., the U.S., Canada, and several other countries from 1977 through 1983. From 1984 to 1989, Mr. Seidl held various executive positions, including president, chief operating officer and director of Enron Corp., an international energy company formed in 1985 from the merger of Houston Natural Gas Corporation and InterNorth, Inc. Mr. Seidl is the former president and ex-director of MAXXAM, Inc., which is a majority owner of Kaiser Aluminum, and the parent company of Pacific Lumber Company and MAXXAM Property. From 1989 to 1992, he served as chairman and chief executive officer of Kaiser Aluminum, and from 1990 to 1992, he was chairman and chief executive officer of Pacific Lumber and chairman of MAXXAM Property Company.

    After a brief retirement in 1993, Mr. Seidl joined CellNet Data Systems, Inc., a provider of low-cost wireless data network services to the utility industry. A proposed asset acquisition of CellNet Data Systems, Inc. by Schlumberger Resource Management Services, a business unit of Schlumberger Limited, is pending through a Chapter 11 filing and is subject to approval by the Bankruptcy Court. Mr. Seidl served as chairman, president and chief executive officer of CellNet from 1994 through May 1999. He remains as chairman of CellNet. Mr. Seidl is also chairman of Language Line Services, Inc. of Monterey, California, and chairman of MyHomeLink.com, an Internet start-up company aimed at providing home management services, headquartered in San Francisco.

    Mr. Seidl is a director of the Denver, Colorado-based St. Mary's Land and Exploration Company, a member of the endowment board, and former board member of the Oregon Shakespeare Festival, and a member of the Corporate Council, The Conservation Fund. He is a former chairman and president of the Houston Grand Opera, and a former member of the board of governors of the Nature Conservancy of Arlington, Virginia.

STOCK OWNERSHIP INFORMATION

OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table contains information regarding ownership of Iomega's common stock on January 31, 2000 by each director, certain executive officers and the holders of more than five percent of Iomega's outstanding common stock.

                                                                     SHARES
                                                                   ACQUIRABLE         TOTAL        PERCENT
                                                 SHARES             WITHIN 60      BENEFICIAL      OWNER-
BENEFICIAL OWNER                                OWNED (1)       +   DAYS (2)     =  OWNERSHIP       SHIP
----------------                              ------------         ----------      ------------    ------
Idanta Partners Ltd. (3).....................    21,780,280                0         21,780,280       8.0%
Robert P. Berkowitz..........................        24,488            6,001             30,489        *
David J. Dunn ...............................    24,790,898 (4)      106,000         24,896,898       9.2%
Jonathan S. Huberman.........................    21,780,280 (5)       20,000         21,800,280       8.0%
John R. Myers................................        30,284          287,000            317,284        *
John M. Seidl ...............................         5,536           10,000             15,536        *
James E. Sierk...............................        73,545          222,500            296,045        *
Bruce R. Albertson...........................             0          250,000            250,000        *
John L. Conely, Sr...........................         6,446 (6)       18,900             25,346        *
Philip G. Husby..............................        10,000                0             10,000        *
Anton J. Radman, Jr. (7).....................     1,031,570          151,250          1,182,820        *
L. Scott Flaig (8)...........................        30,000                0             30,000        *
James A. Taylor (9)..........................        20,000           15,000             35,000        *
Jodie K. Glore (10)..........................        45,000                0             45,000        *
All current directors and executive
   Officers as a group (17 persons) (11).....    26,094,472        1,230,301         27,324,773      10.0%

----------

 *  Less than 1%

(1) For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(2) Under the rules of the Securities and Exchange Commission, a person is deemed to have "beneficial ownership" of any shares over which that person has or shares voting or investment power, plus any shares that person may acquire within 60 days, including through the exercise of a stock option. For each person the number in the "Shares Acquirable Within 60 Days" column constitutes shares covered by options exercisable within 60 days after January 31, 2000.

(3) The address of Idanta Partners Ltd. ("Idanta") is 4660 La Jolla Village Drive, Suite 850, San Diego, CA 92122.

(4) Consists of 2,989,514 shares held by a family trust of which Mr. Dunn is trustee, and 21,780,280 shares held by Idanta, with respect to which the family trust is a managing general partner. Mr. Dunn shares voting and investment power with respect to such shares. Excludes 2,400 shares held by Mr. Dunn's spouse. Mr. Dunn disclaims beneficial ownership of all of the foregoing shares.

(5) Consists of 21,780,280 shares held by Idanta of which Mr. Huberman is a general partner. Mr. Huberman shares voting and investment power with respect to such shares. Mr. Huberman disclaims beneficial ownership of the foregoing shares.

(6)    Includes 4,676 units held in the Iomega Stock Fund 401(k).

(7)    Mr. Radman ceased being an executive officer of Iomega effective January
       2000.

(8)    Mr. Flaig retired from Iomega in June 1999.

(9)    Mr. Taylor ceased being an executive officer of Iomega effective April
       1999.

(10) Mr. Glore resigned as President and Chief Executive Officer of Iomega effective August 1999.

(11) Includes 21,780,280 shares of common stock held by Idanta. Excludes shares held by Messrs. Radman, Flaig, Taylor and Glore. See notes (7),
       (8), (9) and (10).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on a review of reports and representations submitted to Iomega, all reports regarding beneficial ownership of securities of the Company required to be filed under Section 16(a) of the Exchange Act for the 1999 fiscal year were timely filed.

                              CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICY

    In February 2000, the Board of Directors reaffirmed the corporate governance policy it adopted in January 1998. The policy is set forth below. The Board intends to review the corporate governance policy at least once a year.


--------------------------------------------------------------------------------


    THE PURPOSE OF IOMEGA'S CORPORATE GOVERNANCE POLICY IS TO ENSURE THAT IOMEGA IS MANAGED FOR THE LONG-TERM BENEFIT OF ITS SHAREHOLDERS. THIS POLICY RECOGNIZES THAT STOCKHOLDER INTERESTS ARE RARELY, IF EVER, WELL SERVED BY FAILING TO CONSIDER THE INTERESTS OF EMPLOYEES AND THE OTHER COMMUNITIES IN WHICH THE COMPANY OPERATES. IT IS THE DIRECTORS' OBLIGATION TO ENSURE THAT THIS POLICY BECOMES PART OF THE FABRIC OF DECISION-MAKING AND OPERATIONS THROUGHOUT IOMEGA.

    We agree with the 1990 Business Roundtable statement of the function of boards of directors, as follows:

    "The board of directors has five primary functions:

    1. Select, regularly evaluate, and, if necessary, replace the Chief Executive Officer. Determine management compensation. Review succession planning.

    2. Review and, where appropriate, approve the financial objectives, major strategies and plans of the corporation.

    3. Provide advice and counsel to top management.

    4. Select and recommend to shareholders for election an appropriate slate of candidates for the board of directors. Evaluate board processes and performance.

    5. Review the adequacy of systems to comply with all applicable laws/regulations and sound business practices."

    In performing these functions, the Board of Directors of Iomega carries out a number of activities during the year, including:

    - Evaluating the performance of the Chief Executive Officer at least annually at a meeting of non-management directors.

    - Evaluating its own performance and the performance of individual directors on a periodic basis.

    - Succession planning and management development are reported on annually by the Chief Executive Officer to the Board. A detailed performance evaluation for each of his subordinates is provided at that time.

    - Annually, the Board reviews and approves a multi-year strategic plan and a one-year operating plan for the Company.

    - The Board, through its Management Development and Compensation Committee, conducts an annual review of management compensation and incentives. In dealing with incentives, the Board will not approve re-pricing options (I.E., lowering of option prices) without an affirmative vote of the holders of a majority of the shares voting on the issue.

--------------------------------------------------------------------------------

BOARD COMMITTEES

    The Board of Directors has seven standing committees: Audit; Ethics and Compliance; Executive; Management Development and Compensation; Nominating and Governance; Operations and Technology; and Strategy. All members of all committees are non-employee directors, except that the Chief Executive Officer serves as a member of the Executive and Strategy Committees.

    AUDIT COMMITTEE. The Audit Committee met ten times during 1999. The primary functions of the committee are to:

   -  recommend the selection of Iomega's independent auditors;
   - review the scope and results of the audit with the independent accountants;
   - review non-audit work of the outside auditors and consider its effect, if any, on the independence of the Company's outside auditors;
   - review with management and the independent accountants the Company's interim and year-end operating results;
   - consider the accuracy of the Company's internal accounting and audit procedures; and
   -  oversee the Company's internal audit work.

    The current members of the Audit Committee are Messrs. Berkowitz (Chairman) and Huberman.

    ETHICS AND COMPLIANCE COMMITTEE. The Ethics and Compliance Committee met three times during 1999. The primary functions of the committee are to review the policies and programs that are designed to assure Iomega's compliance with legal and ethical standards that affect its role as a responsible corporate citizen, including those related to:

   -  human resource issues, such as equal employment opportunities;
   -  health, safety and environmental matters; and
   -  proper business practices.

    The current members of Ethics and Compliance Committee are Messrs. Myers and Seidl (Chairman).

    EXECUTIVE COMMITTEE. The Executive Committee met three times during 1999. The primary function of the committee is to review certain issues relating to Iomega's business between meetings of the full Board of Directors.

    The current members of the Executive Committee are Messrs. Albertson, Dunn (Chairman) and Sierk.

    MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The Management Development and Compensation Committee met eleven times plus four by written consent during 1999. The primary functions of the committee are to:

   - recommend the compensation package of each executive officer to the President;
   -  approve compensation arrangements for other senior level employees;
   - consider matters related to management/leadership development and succession planning;
   -  recommend individuals for election as officers;
   - administer Iomega's employee stock option, stock purchase, cash bonus and other employee benefit plans; and
   -  authorize stock option grants under the Company's 1997 Stock Incentive
      Plan.

    The current members of the Management Development and Compensation Committee are Messrs. Dunn, Myers (Chairman) and Seidl.

    NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee met three times during 1999. The primary functions of the committee are to review policies and make recommendations to the Board concerning:

   -  the size and composition of the Board;
   -  the criteria and qualifications for election to the Board;
   -  retirement from the Board;
   -  the structure, composition and members of Board committees;
   -  the overall effectiveness of the Board and areas for improvement;
   -  nominees for director; and
   -  director compensation and benefits.

    The current members of the Nominating and Governance Committee are Messrs. Dunn (Chairman) and Seidl.

    OPERATIONS AND TECHNOLOGY COMMITTEE. The Operations and Technology Committee met on four occasions during 1999. The primary functions of the committee are to:

   - review and report to the Board on operational and technology issues, including manufacturing, engineering, product development, quality control and customer service; and
   - review and decide on management recommendations on sites for new facilities and relocation of existing facilities.

    The current members of the Operations and Technology Committee are Messrs. Myers and Sierk (Chairman).

    STRATEGY COMMITTEE. The Strategy Committee, a newly formed committee in 1999, did not meet during 1999.

    The current members of the Strategy Committee are Messrs. Albertson, Dunn, Huberman (Chairman) and Sierk.

BOARD MEETINGS AND ATTENDANCE

    During 1999, the Board of Directors met ten times and acted by written consent on one occasion. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTOR COMPENSATION

    Iomega's non-employee directors receive the fees described below for their services on the Board of Directors and its committees. All fourth quarter fees for 1998 were paid to non-employee directors in January 1999 in the form of restricted stock in lieu of cash. In April 1999, the Board revised the terms of its compensation to non-employee directors to provide the compensation described below in the form of either all cash, all restricted stock or 50% cash and 50% restricted stock as elected by the director for 1999. After the end of each quarter, each director received payment for services during that quarter according to the director's election of the form of payment. For payment of services in the form of restricted stock, the number of shares distributed was determined by dividing the total amount payable for attendance at Board and committee meetings during the quarter, plus one-fourth of the director's annual retainer, by the closing price of the common stock on the New York Stock Exchange on the trading day prior to the date of issuance. The shares of restricted stock distributed for payment of services was issued under Iomega's 1997 Stock Incentive Plan ("1997 Plan"). In addition, all non-employee directors are reimbursed for certain Company-related out-of-pocket expenses.

    The annual retainer for the Chairman of the Board will be increased to $225,000 for the fiscal year ending December 31, 2000.


    =============================================================================================================
               ANNUAL  -   Chairman of the Board..........................................       $150,000
            RETAINER:      (THE CHAIRMAN DOES NOT RECEIVE ANY OTHER COMMITTEE OR MEETING
                           FEES)
                       -   Other Non-Employee Directors...................................       $ 20,000


                       -   Chairman of the Audit Committee................................       $ 22,500
            COMMITTEE  -   Chairman of the Ethics and Compliance Committee................       $ 10,000
                FEES:  -   Chairman of the Management Development and Compensation               $ 12,500
                           Committee......................................................
                       -   Chairman of the Operations and Technology Committee............       $ 10,000
                       -   Chairman of the Strategy Committee                                    $ 10,000
                       -   Other Members of a Standing Committee..........................        $ 5,000


              MEETING  -   Per Board Meeting..............................................        $ 2,000
                FEES:  -   Per Committee Meeting..........................................        $ 2,000
                           (NOT PAID IF EXCEEDS $4,000 IN COMBINATION WITH OTHER MEETING
                           FEES FOR SAME TWO-DAY PERIOD)
                       -   Per Board or Committee Meeting by Teleconference...............         $ 750

    =============================================================================================================


    Non-employee directors are also eligible to receive options under Iomega's 1995 Director Stock Option Plan ("Director Plan"). Options granted under the plan vest over five years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each director receives an option for 50,000 shares. After the initial option fully vests, the director is eligible to receive an option for 10,000 shares on each anniversary of the director's initial election. Instead of the initial or any annual option, directors can elect to receive a series of monthly options covering, in total, the same number of shares as the single option grant would have covered. Each monthly option in a series will vest such that the total number of shares vested at any time is equal to the number that would have been vested if a single option had been granted.

    In 1999, the annual grant to directors was not granted under the Director Plan because of proposed changes to the accounting treatment of options granted to non-employee directors. In lieu of the annual grant, an option for 4,000 fully vested shares was granted under the 1997 Plan to each eligible director receiving an annual grant in April 1999 ("April Grant"). In September 1999, the Financial Accounting Standards Board determined that the accounting treatment of options granted to non-employee directors would not be altered. In September 1999, each eligible director received under the 1997 Plan an option for 6,000 shares at the same fair market value of the April Grant ("September Grant") and the vesting of the April Grant was amended so that the total number of shares granted to each eligible director under the April Grant and the September Grant, and vesting schedule thereof, together represent the same number of shares that each eligible director would have received had he been granted an annual grant under the Director Plan. The fair market value of the shares on the date of the April grant was higher than on the date of the September Grant.

    The following table describes the options granted under the Director Plan and 1997 Plan during 1999, other than options granted to Mr. Dunn, whose options are described under "Executive Compensation - Option Grant."



                                                                 DATE OF     EXERCISE      NUMBER OF SHARES
NAME                                     TYPE OF GRANT           GRANT(S)    PRICE PER       UNDER OPTION
----                                     -------------           --------    ---------       ------------
                                                                              SHARE
                                                                              ------
Robert P. Berkowitz...............Annual grant                   04/21/99    $  5.125         4,000
                                                                 09/08/99    $  5.125         6,000

Jonathan S. Huberman..............Initial grant on               11/11/99    $  3.5625       50,000
                                  appointment to Board

John R. Myers.....................Annual grant                   04/21/99    $  5.125         4,000
                                                                 09/08/99    $  5.125         6,000

M. Bernard Puckett................Initial grant on               02/03/99    $  7.25         50,000
                                  appointment to Board

John M. Seidl.....................Initial grant on               02/03/99    $  7.25         50,000
                                  appointment to Board


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table contains information concerning each of the two persons who served as chief executive officer of Iomega during 1999, the other four most highly compensated executive officers of Iomega and the two other former executive officers of Iomega (the "Named Executive Officers"), as required under applicable rules of the SEC.

                                                                                         LONG-TERM
                                                    ANNUAL COMPENSATION (1)             COMPENSATION
                                           --------------------------------------
                                                                                        -------------
                                                                                              AWARDS
                                                                             OTHER        -------------
                                                                             ANNUAL           SHARES         ALL OTHER
         NAME AND                                                           COMPENSA-        UNDERLYING      COMPEN-
         PRINCIPAL POSITION           YEAR      SALARY         BONUS          TION          OPTIONS(2)       SATION (3)
         ------------------          ------     ------         -----       ------------   -------------     -------------
         David J. Dunn (4)            1999    $ 267,559        --            $112,500 (5)       11,000             --
           Chairman and
           Chief Executive Officer


         Bruce R. Albertson (6)       1999    $  61,538    $ 525,000 (7)            --       1,250,000             --
           President and
           Chief Operating Officer

         John L. Conely, Sr. (8)      1999    $ 232,731    $       0         $ 23,429 (9)       50,000       $  5,000
           Executive Vice President,
           Global Operations

         Philip G. Husby (10)         1999    $ 127,212    $  63,462 (11)    $ 12,776 (12)      75,000       $  2,726
           Senior Vice President
         and Chief Financial Officer

         Anton J. Radman, Jr.(13)     1999    $ 234,231    $       0               --           10,000       $  5,000
           Senior Vice President,     1998    $ 228,750    $  34,800               --           90,000       $  5,300
           Corporate Development      1997    $ 229,059    $ 110,033               --                0       $  4,500
           and Strategy

         L. Scott Flaig (14)          1999    $ 216,346    $       0               --                0       $      0
           Former Executive Vice      1998    $ 395,192    $ 400,000         $149,198 (12)     300,000       $  5,300
           President and Chief        1997    $  14,423    $  10,817               --          200,000       $      0
           Operating Officer

         James A. Taylor (15)         1999    $ 269,231    $       0                                 0       $      0
           Former Chief  Marketing    1998    $ 284,615    $ 213,426         $473,986 (12)     200,000       $      0
           Officer

         Jodie K. Glore (16)          1999    $ 444,703    $       0         $ 18,589 (12)           0       $      0
           Former President and       1998    $ 110,769    $ 210,769               --        2,100,000       $      0
           Chief Executive Officer

----------

(1) In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2) Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights.

(3) Except as otherwise noted, represents the Company's matching contribution under the Iomega Retirement and Investment Savings Plan.

(4) Mr. Dunn commenced serving as an executive officer of Iomega in August 1999. Mr. Dunn did not receive a salary from Iomega, but Idanta Partners, Mr. Dunn's employer then and currently, was reimbursed this amount for Mr. Dunn's services while he served as an executive officer of the Company. The amount paid represented reimbursement of the cost of Mr. Dunn's current salary, retirement benefits and health insurance at Idanta Partners. Mr. Dunn also received an option to purchase 100,000 shares of the Company's common stock in February 2000 in recognition of his service as Chief Executive Officer of Iomega.

(5) This amount represents the payment of Board service fees. Mr. Dunn was not paid his Board fees while he served as President and Chief Executive Officer of Iomega.

(6) Mr. Albertson commenced serving as an executive officer of Iomega in November 1999.

(7) This amount represents a signing bonus of $225,000 paid pursuant to the offer of employment letter between Iomega and Mr. Albertson and the guaranteed portion of his 2000 bonus compensation of $300,000 paid at the time Mr. Albertson was hired.

(8)   Mr. Conely commenced serving as an executive officer of Iomega in June
      1999.

(9) The amount represents the value received by Mr. Conely for a cruise vacation paid for under the Company's 100% Club, for his role in supporting the sales and marketing department during fiscal year 1999.

(10)  Mr. Husby commenced serving as an executive officer of Iomega in August
      1999.

(11) This amount represents a guaranteed bonus paid pursuant to the offer of employment letter between Iomega and Mr. Husby.

(12) The amount disclosed constitutes payment or reimbursement of relocation expenses.

(13)  Mr. Radman ceased serving as an executive officer of Iomega in January
      2000.

(14)  Mr. Flaig retired from Iomega in June 1999.

(15) Mr. Taylor served as an executive officer of Iomega from his hire date of April 1998 through April 1999. In January 2000, Mr. Taylor was paid a special one-time sum of $400,000 upon the cancellation by the Company of a consulting agreement between him and the Company. The amount paid was payable pursuant to the terms of the consulting agreement and represented the amounts payable for the remainder of the agreement's term.

(16) Mr. Glore commenced serving as President and Chief Executive Officer in October 1998 and resigned in August 1999.


OPTION GRANTS

    The following table contains information about options granted to the Named Executive Officers during 1999 and the potential realizable value of those options as determined in accordance with SEC rules.


                                                       INDIVIDUAL GRANTS
                                   ------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                     NUMBER OF                                                     AT ASSUMED ANNUAL RATES
                                      SHARES         PERCENT OF TOTAL   EXERCISE                  OF STOCK APPRECIATION FOR
                                    UNDERLYING        OPTIONS GRANTED   PRICE PER       EXPIRA-        OPTION TERM(3)
                                      OPTIONS         TO EMPLOYEES IN     SHARE          TION     --------------------------
                                      GRANTED           FISCAL YEAR        (1)          DATE(2)       5%              10%
                                   ------------      ---------------  -----------    ----------   ------------   -----------

David J. Dunn.....................     1,000 (4)            0.02%        $ 8.125      04/22/08    $    5,110      $   12,949
David J. Dunn.....................     4,000 (5)            0.09%        $ 5.125      04/21/09    $   12,892      $   32,672
David J. Dunn.....................     6,000 (6)            0.13%        $ 5.125      04/21/09    $   19,339      $   49,008
Bruce R. Albertson................ 1,250,000 (7)           27.83%        $ 3.375      11/10/09    $2,653,149      $6,723,601
John L. Conely, Sr. ..............    50,000 (8)            1.11%        $ 3.90625    06/18/09    $  122,831      $  311,278
Philip G. Husby...................    75,000 (9)            1.67%        $ 4.03125    08/02/09    $  190,142      $  481,858
Anton J. Radman, Jr...............    10,000 (10)           0.22%        $ 3.90625    06/18/09    $   24,566      $   62,256
L. Scott Flaig....................       --                --              --           --           --              --
James A. Taylor...................       --                --              --           --           --              --
Jodie D. Glore....................       --                --              --           --           --              --


----------

(1) Exercise price is equal or greater than the fair market value of the Common Stock on the date of grant.

(2) Outstanding options are subject to acceleration or cash out of the value of the outstanding options if such options are not assumed or substituted upon a change of control of Iomega.

(3) Amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are disclosed as required under SEC rules, and are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the option's date of grant to its date of expiration. Actual gain upon exercise, if any, will depend on the future performance of the Common Stock, the optionholder's continued employment with the Company and the date on which the option is exercised.

(4)   The option vests in five annual installments beginning on April 21, 1999.

(5)   The option vests in two annual installments beginning on April 21, 2000.

(6)   The option vests in three annual installments beginning on April 21, 2002.

(7) Consists of the following: (i) an option for 250,000 shares fully vested on the date of grant and (ii) an option for 1,000,000 shares vesting in four equal installments beginning November 11, 2000.

(8) The option vests fully on June 18, 2003. The vesting may be accelerated if certain stock performance criteria are met as determined by the Board of Directors.

(9)   The option vests in four annual installments beginning on August 2, 2000.

(10) The option vests fully on June 18, 2003. The vesting may be accelerated if certain stock performance criteria are met as determined by the Board of Directors. Mr. Radman may forfeit 50% of the shares underlying this option as he will cease to be a full-time employee of the Company on April 1, 2000.

    Mr. Dunn also received an option to purchase 100,000 shares of the Company's common stock in February 2000 in recognition of his service as Chief Executive Officer of Iomega.

OPTION EXERCISES AND YEAR-END VALUES

    The following table contains information regarding options exercised by the Named Executive Officers during 1999 and options held by the Named Executive Officers on December 31, 1999.

                                                                                  NUMBER OF SHARES         VALUE OF UNEXERCISED
                                                                               UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                                    SHARES                        OPTIONS AT FISCAL         FISCAL YEAR-END (2)
                                                   ACQUIRED                           YEAR-END            -------------------------
                                                      ON           VALUE      -------------------------
NAME                                               EXERCISE    REALIZED (1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                               --------    ------------   -------------------------   -------------------------
David J. Dunn....................................         0        --                 6,000/24,000                $0/$0
Bruce R. Albertson...............................         0        --               250,000/1,000,000         $7,813/$31,250
John L. Conely, Sr. .............................         0        --                18,900/92,100                $0/$28,125
Philip G. Husby..................................         0        --                     0/75,000                $0/$0
Anton J. Radman, Jr..............................         0        --               147,500/102,500          $17,811/$5,625
L. Scott Flaig...................................         0        --                     0/0                    -- /--
James A. Taylor..................................         0        --                15,000/185,000               $0/$0
Jodie K. Glore...................................    15,000      $17,344                  0/0                    -- /--

    ----------


(1) Based on the fair market value of the common stock on the date of exercise, less the option exercise price.

(2) Based on the fair market value of Iomega's common stock on December 31, 1999 ($3.34375 per share), less the total option exercise price.


EMPLOYMENT AND SEVERANCE AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. ALBERTSON. In November 1999, Iomega entered into an employment agreement with Mr. Albertson. Iomega agreed to pay Mr. Albertson an annual base salary of $500,000 and a sign-on bonus of $225,000, which must be repaid to the Company in full should Mr. Albertson resign before November 11, 2000. Mr. Albertson's annual bonus for 2000 is targeted at 100 percent of base salary, of which $300,000 was guaranteed. Mr. Albertson received the guaranteed portion of his bonus at the time of his hiring. Mr. Albertson's annual bonus may vary from the target based on the achievement of specific Company goals and performance. If Mr. Albertson is terminated, without cause, the Company will continue his salary, annual incentive bonus, and benefits for a period of one year. The employment agreement contains a change of control provision which provides for payment of up to 24 months of base salary, annual incentive and benefits if, within one year from the date of the change of control, his employment is terminated by the Company other than for cause or if Mr. Albertson exercises an option to leave within 30 days following the one year anniversary of the date of change of control. Change of control benefits would be reduced if subsequent employment were obtained during the 24-month period.

    EMPLOYMENT AGREEMENT WITH MR. GLORE. In October 1998, Iomega entered into an employment agreement with Mr. Glore. Iomega agreed to pay Mr. Glore an annual base salary of $600,000. Mr. Glore's annual cash bonus was targeted at 100 percent of base salary and he was guaranteed a cash bonus for 1999 of $600,000, although the actual bonus payments may have been higher or lower based upon the achievement of specific Company goals and performance. The agreement provided for payment of up to 24 months of Mr. Glore's base salary and target bonus if he was discharged by the Company other than for cause before October 2001, and payment of up to 36 months of Mr. Glore's base salary and target bonus if he was discharged by the Company following a change in control. Mr. Glore's benefits included a split dollar life insurance policy, which was intended to replace death benefits that Mr. Glore forfeited as a result of his departure from his prior employer. Mr. Glore resigned in August 1999 and was not eligible to receive a cash bonus for 1999. Mr. Glore did not receive any severance payments.

    SEVERANCE AGREEMENT WITH MR. RADMAN. In November 1998, Iomega entered into a severance agreement with Mr. Radman. The agreement provided for the payment of one year's base salary, benefits and estimated bonus (but less amounts received from any subsequent employment) if Mr. Radman was terminated without cause before November 1, 1999. The agreement expired on November 1, 1999. Mr. Radman did not receive any severance payments under the agreement.

    CONSULTING AGREEMENT WITH MR. TAYLOR. In June 1999 Iomega entered into a consulting agreement with Mr. Taylor. The agreement provided that Mr. Taylor would act in the role of a consultant to the Company no more than eight days per month at the direction of Mr. Glore, then Chief Executive Officer of the Company. Under the agreement, Mr. Taylor was to be paid $200,000 per year. The agreement also provided that if the Company terminated the agreement on or prior to January 1, 2000, the Company would pay Mr. Taylor a one-time payment of $400,000, which amount represented all payments due him if the agreement had remained in effect until January 1, 2002. The Company agreed to terminate the consulting agreement with Mr. Taylor on or prior to January 1, 2000 and as a result, Mr. Taylor was paid a special one-time sum of $400,000.

TRANSACTION WITH MANAGEMENT

    In July 1998, Iomega borrowed $40.0 million from Idanta Partners Ltd. and a trust affiliated with Mr. Dunn, Iomega's Chairman of the Board, pursuant to a series of three senior subordinated notes. Idanta Partners holds approximately eight percent of Iomega's common stock. Mr. Dunn acts as Idanta's managing general partner through the affiliated trust. Mr. Dunn was president and chief executive officer of Iomega from August 1999 through November 1999 and chief executive officer from November 1999 through January 2000. The principal and interest associated with the three subordinated notes were payable on March 31, 1999. The interest rate on the loan was graduated from 8.7 percent to 12.7 percent per annum. Iomega used the proceeds of this loan to acquire Nomai, S.A., a French manufacturer of removable storage systems. In March 1999, Iomega repaid the total amount of the loan consisting of $40.0 million in principal and $3.1 million in interest.

    Mr. Dunn commenced serving as an executive officer of Iomega in August 1999. Mr. Dunn did not receive a salary from Iomega, but Idanta Partners, Mr. Dunn's employer then and currently, was reimbursed $267,559 for Mr. Dunn's services while he served as an executive officer of the Company. The amount paid represented reimbursement of the cost of Mr. Dunn's current salary, retirement benefits and health insurance at Idanta Partners.

    The Company reimbursed Idanta Partners $44,765 for services performed by Mr. Huberman from August 1999 to December 1999. The amount paid represented reimbursement of the cost of Mr. Huberman's salary, retirement benefits and health insurance at Idanta Partners.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    During 1999, none of the members of the Management Development and Compensation Committee is or was an officer or employee of the Company, except Mr. Sierk who had served as President and Chief Executive Officer of the Company from March 1998 through October 1998. Mr. Sierk served on the Management Development and Compensation Committee from January 1998 through February 1999.

                             STOCK PERFORMANCE GRAPH


    Iomega's common stock has been listed for trading on the New York Stock Exchange under the symbol IOM since November 1996. Before that, the Company's common stock was traded on the Nasdaq National Market under the symbol IOMG.

    The following graph compares the cumulative total stockholder return on Iomega's common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (CENTER FOR RESEARCH IN SECURITY PRICES) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies); and (ii) the CRSP Total Returns Index for New York Stock Exchange Computer and Office Equipment Stocks (U.S. and Foreign).

    This graph assumes the investment of $100 on December 31, 1994 in Iomega's common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999.


                                                 [Graphic Omitted]

-------------------------------------------- -------------- --------------- -------------- --------------- -------------- ----------
                                               12/31/94        12/31/95       12/30/96        12/29/97       12/31/98       12/31/99
-------------------------------------------- -------------- --------------- -------------- --------------- -------------- ----------
Iomega Corporation                              $100.0         $1496.2         $3207.7        $4592.3         $2700.0        $1246.2
-------------------------------------------- -------------- --------------- -------------- --------------- -------------- ----------
NYSE Stock Market (US Companies)                $100.0         $ 135.6         $ 164.4        $ 218.4         $ 262.0        $ 288.0
-------------------------------------------- -------------- --------------- -------------- --------------- -------------- ----------
NYSE Stocks Computer and Office Equipment       $100.0         $ 130.8         $ 174.7        $ 212.8         $ 352.6        $ 513.9
-------------------------------------------- -------------- --------------- -------------- --------------- -------------- ----------


                           MANAGEMENT DEVELOPMENT AND
                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    Iomega's executive compensation program is administered by the Management Development and Compensation Committee of the Board of Directors. Mr. Myers served as Chair of the Committee throughout 1999. In February 1999, Mr. Puckett and Mr. Seidl joined the Committee. Mr. Sierk ceased serving on the Committee in February 1999 and Mr. Puckett ceased serving on the Committee in November 1999.

    During 1999, the Committee was responsible for recommending the compensation package of each existing and newly recruited executives at the vice president level or higher. In making decisions regarding executive compensation, the Committee considered the input of the Company's other directors, including the input of Jodie K. Glore, who served as the Company's President and Chief Executive Officer from October 1998 to August 1999. The Committee also retained the services of Pearl Meyer & Partners, Inc., an independent compensation consulting firm to assist it in evaluating the Company's compensation programs. Additionally, the Committee reviewed benchmarking data obtained from other compensation consultants to assess the Company's compensation programs.

    In order to attract, retain and motivate the talented personnel it needs to meet corporate objectives, Iomega has structured its executive compensation program to provide its employees with cash compensation competitive with comparable companies if its corporate objectives are achieved and if such objectives are exceeded, to deliver compensation that may be, in some cases, above the seventy-fifth percentile for total compensation paid by comparable companies. Bonuses are primarily based on corporate performance, with actual awards varying greatly according to the Company's overall performance and the individual's impact on that performance.

    The Company's executive compensation program consists of a mixture of base salary, cash bonuses and stock option awards. All three components are intended to attract and retain outside executives and motivate management to achieve or exceed Company objectives, with a particular emphasis on achieving net income objectives. In determining the total amount and mix of the compensation package for each executive officer, the committee members subjectively consider the overall value to the Company of each executive in light of numerous factors such as contributions to the Company's competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of the Company's performance objectives.

BASE SALARY

    The Company's base salaries are structured to be within the median range of salaries paid by similar companies for comparable positions. The Committee believes that the Company's most direct competitors for executive positions are not necessarily the same as the companies included in the Stock Performance Graph included elsewhere in this proxy statement. The Company commissioned a survey of twenty-three comparable companies with similar revenue and industry focus from Aon Consulting/Radford Division, the 1999 Radford Benchmark Salary Survey (the "Radford Survey"). Some of the comparable companies surveyed were Cisco Systems, Dell Computer, Maxtor, Quantum, Read-Rite and Seagate Technologies. Some of the comparable companies surveyed are also included in the Stock Performance graph included elsewhere in this proxy statement.

    In 1998, the Committee determined that it would conduct annual reviews of data from broad-based compensation surveys of high technology companies to ensure that the Company's compensation structure remained competitive. The Committee also determined at that time to increase executive base salaries every other year, assuming the absence of market pressures to do otherwise. Accordingly, executive base salaries were increased in 1998 and were expected to be increased again in 2000.

    During 1999, the Committee reviewed the data from the Radford Survey and determined that the data demonstrated that for certain executive positions, other similar high technology companies' base salary compensation levels were significantly higher than the Company's. Based on the survey data reviewed by the Committee, the Committee determined that it would be appropriate to increase the base salaries of certain executive officers prior to the scheduled increase in 2000. Accordingly, the Committee, in its subjective judgment, increased base salaries for two Executive Officers because of additional job responsibilities and in order to ensure that the positions held by these executives remained above the fiftieth percentile for base compensation paid by similar high technology companies for comparable positions.

CASH BONUSES

    For 1999, the Committee originally adopted a cash bonus plan with two components. The first component of the cash bonus program was based on the Company's year-end financial performance in relation to a net income goal. The second component was based on the achievement of key operational metrics. The target bonus for executives, which included each of the Named Executive Officers (other than Mr. Albertson who did not join the Company until November 1999 and Mr. Dunn) ranged from 38% to 100% of each executive's 1999 gross salary. These specific targets are set based on the potential impact on the Company's performance and are set at a fixed dollar target (versus percentage of salary) so as to not increase automatically as cash compensation increases.

    By September 1999, it became apparent to the members of the Committee that the Company would not achieve the net income goal set for 1999 in light of losses reported for the fiscal quarters ended March 31 and June 30 and, thus, that no payments would be made with respect to the financial performance component of the cash bonus program. In light of this fact and due to executive retention concerns, in November 1999 the Committee authorized a supplemental bonus pool for 1999 which enabled the Company to make limited discretionary bonus payments to executive officers and certain key employees for extraordinary contributions to the Company. These discretionary bonus payments were only to be paid if the Company met certain net income requirements which were lower than the net income goals originally set under the cash bonus program. The total amount under this supplemental bonus pool was equal to one-third the amount previously allocated to the financial performance component of the cash bonus pool and approximately 66% of the amount previously allocated to both components of the cash bonus pool. No Named Executive Officer received a bonus payment under this supplemental bonus pool because the net income goal for the Company was not achieved. Two of the Named Executive Officers did receive their guaranteed bonuses, as detailed in the Summary Compensation Table found in this proxy statement.


STOCK OPTIONS AND STOCK OPTION REPRICING

    The Committee believes it is in the best interests of the Company and its shareholders to grant stock options as the long-term component of executive and key employee compensation. Stock option grants to executive officers and other key employees are intended to bring employee financial interest in line with long-term shareholder value.

    Stock option awards are made at the discretion of the Committee, after taking into account the individual's performance and contribution in meeting the goals of the Company. From January 1999 through May 1999, stock options were granted to certain key employees. These options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and provide for vesting over a period of five years. Further grants of stock options were made in June 1999 to Named Executive Officers. These options were also granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options vest fully on June 18, 2003 and the vesting may be accelerated if certain stock performance criteria are met as determined by the Committee. In September 1999, after taking into account survey data presented by Pearl Meyer, the Committee determined that a four year vesting schedule was more competitive with the vesting schedules offered by similar high technology companies and thus determined that a four year vesting schedule would generally apply with respect to new grants.

    The market price of the Company's common stock has fluctuated in recent years. As a result, a significant portion of the Company's outstanding stock options are exercisable at a price per share higher than recent trading prices. Accordingly, these options are no longer providing an effective incentive for the Company's employees. In October 1999, the Committee recommended to the Board of Directors that it would be in the best interests of the Company to implement an Employee Stock Option Exchange Program, subject to shareholder approval of the program. A description of the Employee Stock Option Exchange Program can be found below in this proxy statement under the heading "Item
Two - Approval of Employee Stock Option Exchange Program."

COMPENSATION OF CHIEF EXECUTIVE OFFICERS

    Mr. Glore was hired as President and Chief Executive Officer in October 1998. Pursuant to an employment agreement negotiated with the Company, his base salary for 1999 was established at $600,000 with a target bonus for 1999 equal to 100% of his base salary. In August 1999, Mr. Glore resigned from the Company. Mr. Glore was not paid any severance upon his resignation nor did he receive a bonus for 1999.

    Upon Mr. Glore's departure, David Dunn, chairman of the Board of Directors, was appointed Chief Executive Officer, to serve while the Company searched for a new Chief Executive Officer. Mr. Dunn's compensation was based on his salary, retirement and health benefits at Idanta Partners Ltd., where he serves as managing partner. Moreover, Mr. Dunn's compensation was reimbursed directly to Idanta Partners. In February 2000 the Company also granted Mr. Dunn an option, which became fully vested on the date of grant, to purchase 100,000 shares of the Company's common stock in recognition of Mr. Dunn's tremendous contributions to the Company.

    In November 1999, Mr. Bruce Albertson was appointed President and Chief Operating Officer of the Company. On January 20, 2000, Mr. Albertson assumed the position of President and Chief Executive Officer. Pursuant to an employment agreement negotiated with the Company, Mr. Albertson's base salary was established at $500,000. Mr. Albertson's target bonus for 2000 is equal to his base salary, with $300,000 of this bonus paid in advance. Mr. Albertson also received a signing bonus of $225,000, which must be repaid to the Company in full should Mr. Albertson resign within one year from his original date of hire. If Mr. Albertson is terminated without cause, the Company will continue his salary, target annual bonus and benefits for twelve months. His long-term compensation also includes options to purchase 1,250,000 shares of the Company's common stock which were granted at an exercise price equal to the fair market value of the stock on the date of grant, as reflected in the table of option grants set forth in this proxy statement. Of the shares subject to these options, 250,000 shares vested immediately upon the date of grant and the remainder vest in equal installments over four years.


IMPACT OF SECTION 162 (m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to the Company's chief executive officer and four other most highly compensated executive officers. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because the Company's cash bonus program is not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).



                                                    John R. Myers
                                                    John M. Seidl
                                                    James E. Sierk

         ITEM TWO -- APPROVAL OF EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

THE SECOND AGENDA ITEM TO BE VOTED ON IS THE APPROVAL OF AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM. THE BOARD RECOMMENDS THAT YOU VOTE FOR SUCH PROPOSAL.


    The Company's Board of Directors has determined that it would be in the best interest of the Company and its shareholders to implement an Employee Stock Option Exchange Program under which the Company will grant new stock options in exchange for currently outstanding stock options of the Company.

    Stock options represent an important component of the Company's compensation program for its employees. Stock options are intended to provide employees with an incentive to continue in their employment relationship with Iomega and to align employee financial interests with long-term shareholder value.

    As a result of the fluctuations in the market price of Iomega's common stock during recent years, however, a significant portion of the Company's outstanding stock options have exercise prices that are higher than recent trading prices. Accordingly, these options are no longer effectively providing the incentive to employees that they were intended to provide.

    The Employee Stock Option Exchange Program is intended to realign the exercise price of previously granted options with the current market price of the Company's common stock and thereby better enable the Company to motivate and retain its employees and achieve the Company's business goals.

    In addition, because an employee participating in the Exchange Program will receive new options for a smaller number of shares than the employee surrenders, the Exchange Program is designed to limit the dilution to public shareholders commonly associated with stock option repricings.

    The Company's corporate governance policy provides that the Board will not approve repricing of options without shareholder approval. Accordingly, the Company is seeking stockholder approval of the Exchange Program so that it can be implemented.

    For future grant awards, employees will be considered to have their original grant of options and will not receive larger grants because of their participation in the Exchange Program.

BACKGROUND

    The Company's general policy has been to grant options to employees at the time of their initial employment, to make annual grants of options to employees, and to make additional grants of options from time to time to incent or reward extraordinary performance. At the time an option grant is made, the Company specifies the number of shares of the Company's common stock that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option.

    As of December 31, 1999, options to purchase an aggregate of 9,387,903 shares of Common Stock which may be eligible for exchange under the Exchange Program were outstanding. The exercise prices for these options are indicated in the following table:


                                Range of                    Number Outstanding
                            Exercise Price                  ------------------
                            --------------
                            $0.13 to $4.13                      5,223,883
                            $4.18 to $9.56                      3,881,670
                            $9.75 to $14.42                       365,300


                                       23

                            $15.30 to $22.94                      267,050
                            $22.94 to $23.07                      100,000


    Existing options that have an exercise price which is less than the market price of the Company's common stock on the date that new options are granted under the Exchange Program will not be eligible for exchange in the Exchange Program. As of February 18, 2000, the average of the high and low trading prices of Iomega's common stock on the New York Stock Exchange was $4.09.

    The new options will be granted under the Company's 1997 Stock Incentive Plan regardless of the Company stock option plan under which the surrendered options were originally granted. As of December 31, 1999, 12,159,559 shares were available for grant under the 1997 Stock Incentive Plan. All new options granted in connection with the Exchange Program will be nonstatutory stock options for U.S. federal income tax purposes.

DESCRIPTION OF THE EXCHANGE PROGRAM

    GRANT OF NEW OPTIONS. Under the Exchange Program, employees of the Company may elect to exchange some or all of their existing options and to receive a new option with an exercise price equal to the market price of common stock as of the grant date of the new option. Participation in the Exchange Program is completely voluntary.

    NUMBER OF SHARES TO BE COVERED BY NEW OPTIONS. The Exchange Program provides that an employee may elect to exchange his or her existing options as follows:

   - existing options for up to 10,000 shares of common stock may be exchanged for new options at the rate of 1 new share of common stock for every 1.5 shares of common stock issuable upon exercise of surrendered options;

   - existing options for up to an additional 10,000 shares of common stock may be exchanged for new options at the rate of 1 new share of common stock for every 2 shares of common stock issuable upon exercise of surrendered options; and

   - existing options for any additional shares of common stock may be exchanged for new options at the rate of 1 new share of common stock for every 2.5 shares of common stock issuable upon exercise of surrendered options.

    For example, if an employee elects to exchange options previously granted with respect to a total of 25,000 shares of common stock, she would receive new options for 13,667 shares of common stock. This number is calculated in the following manner:

                            10,000 DIVIDED BY 1.5    =           6,667
                            10,000 DIVIDED BY 2.0    =           5,000
                             5,000 DIVIDED BY 2.5    =           2,000
                            -------                            -------
                            25,000                              13,667


    VESTING AND EXERCISABILITY OF NEW OPTIONS. The Exchange Program provides that new options that are granted with respect to existing options that are vested or scheduled to vest within one year from the date of grant of the new option will vest on the first anniversary of the date of grant of the new options. All other shares granted under new options will have vesting terms identical to the surrendered options that they replace.

    For example, assume an employee was granted an option to purchase 15,000 shares of Iomega's common stock on January 27, 1998 with 20% of the shares vesting on each of January 27, 1999, 2000, 2001, 2002 and 2003 and that the employee has not exercised the vested portion of the option. If the employee elects to exchange this option, he would receive a new option for 9,167 shares (determined as follows: (10,000 DIVIDED BY 1.5) + (5,000 DIVIDED
BY 2.0) = 9,167). Of these 9,167 shares, 6,000 shares would vest one year from the date of grant of the new option; 1,667 shares would vest on January 27, 2002; and 1,500 shares would vest on January 27, 2003.

    EXERCISE PRICE OF NEW OPTIONS. All new options will be granted with an exercise price that is equal to the average of the high and low trading prices of Iomega's common stock on the date the new options are granted, which is expected to be shortly after receipt of shareholder approval at the meeting.

    EXPIRATION DATE OF NEW OPTIONS. All new options will have a term of ten years from the date of grant.

    IMPLEMENTATION OF THE EXCHANGE PROGRAM. The Exchange Program was authorized by the Board of Directors in October 1999, upon the recommendation of the Management Development and Compensation Committee, subject to receipt of shareholder approval at the meeting. The Board delegated the authority to implement the Exchange Program to the Management Development and Compensation Committee.

    If shareholders approve the Exchange Program, shortly after the meeting the Management Development and Compensation Committee will grant to all employees eligible to participate in the Exchange Program an option for the maximum number of shares of common stock they could receive if they elected to exchange all of their options which have an exercise price greater than the exercise price of the new options. Employees will then be given a short period of time in which to accept, in whole or in part, the grant of the new option in exchange for the surrender of some or all of their existing options.

PARTICIPATION IN THE EXCHANGE PROGRAM

    The Exchange Program is open to all active, full-time employees of the Company. However, current employees who have been informed that their employment with the Company will terminate prior to the first anniversary of the date of grant of the new options are not eligible to participate.

    Non-employee directors and consultants are not eligible to participate in the Exchange Program.

    The following table sets forth for each of the Named Executive Officers information about each outstanding option that may be eligible for exchange in the Exchange Program:


------------------------------------------------------------------------------------------------------------
                                                  Number of Shares of
                                                      Common Stock
                                                  Underlying Existing     Exercise Price of     Expiration
           Name               Date of Grant             Options            Existing Option         Date
  ----------------------- ---------------------- ----------------------- --------------------- -------------
  ----------------------------------------------------------------------------------------------------------
  Dunn (1)                         --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------
  Albertson (2)                    --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------
  Conely                        10/20/97                       30,000    $          13.203125    10/20/07
  ----------------------------------------------------------------------------------------------------------
                                04/15/98                       15,000    $          7.375        04/15/08
  ----------------------------------------------------------------------------------------------------------
                                08/04/98                       12,000    $          5.25         08/04/08
  ----------------------------------------------------------------------------------------------------------
                                10/30/98                        4,000    $          5.4375       10/30/08
  ----------------------------------------------------------------------------------------------------------
                                06/18/99                       50,000    $          3.90625      06/18/09
  ----------------------------------------------------------------------------------------------------------
  Husby                         08/02/99                       75,000    $          4.03125      08/02/09
  ----------------------------------------------------------------------------------------------------------
  Radman (3)                       --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------
  Flaig (4)                        --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------
  Taylor (4)                       --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------
  Glore (4)                        --                     --                     --                --
  ----------------------------------------------------------------------------------------------------------

(1) Mr. Dunn, Chairman of the Board of Directors, is not eligible to participate in the Exchange Program.

(2) Mr. Albertson has elected not to be eligible to participate in the Exchange Program.

(3) This Named Executive Officer is not eligible to participate in the Exchange Program because he will cease being a full time employee effective April 1, 2000.

(4) This Named Executive Officer is not eligible to participate in the Exchange Program because he is no longer employed by the Company.

     The following table indicates the number of new options that would be issued to each of the Named Executive Officers and the indicated groups, assuming the person or group elects to exchange all outstanding options for new options:


  ----------------------------------------------------------------------------------------------------------

                                 Aggregate Number of
                               Shares of Common Stock      Weighted Average          Aggregate Number of
                                 Underlying Existing      Exercise Price of        Shares of Common Stock
            Name                     Options               Existing Options        Underlying New Options
  ------------------------- -------------------------- -------------------------- --------------------------
  Dunn (1)                             --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  Albertson (2)                        --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  Conely                               111,000                  $0.48                       48,067
  ------------------------- -------------------------- -------------------------- --------------------------
  Husby                                 75,000                  $0.18                       33,667
  ------------------------- -------------------------- -------------------------- --------------------------
  Radman (3)                           --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  Flaig (4)                            --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  Taylor (4)                           --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  Glore (4)                            --                         --                         --
  ------------------------- -------------------------- -------------------------- --------------------------
  All Executive Officers
  as a group                         1,642,000                  $4.79                      675,135
  ------------------------- -------------------------- -------------------------- --------------------------
  All employees (other
  than Executive
  Officers) as a group               9,837,903                  $5.67                    5,048,983
  ----------------------------------------------------------------------------------------------------------


(1) Mr. Dunn, Chairman of the Board of Directors, is not eligible to participate in the Exchange Program.

(2) Mr. Albertson has elected not to be eligible to participate in the Exchange Program.

(3) This Named Executive Officer is not eligible to participate in the Exchange Program because he will cease being a full time employee effective April 1, 2000.

(4) This Named Executive Officer is not eligible to participate in the Exchange Program because he is no longer employed by the Company.

    Because each employee's decision as to whether or not to participate in the Exchange Program is completely at the discretion of the employee, the Company is not able to predict how many options any particular person or group will elect to exchange. Employees who elect to participate in the Exchange Program can elect to surrender all or part of their existing options.

    Other than as contemplated by the Exchange Program, the Company has not repriced options at any time during the last ten years.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the United States federal income tax consequences that generally will arise with respect to the Exchange Program.

INCENTIVE STOCK OPTIONS

    In general, an employee holding incentive stock options will not recognize taxable income upon implementation of the Exchange Program. Outstanding incentive stock options exchanged in the Exchange Program will be terminated, and the employee will receive new non-statutory stock options in exchange for the terminated incentive stock options. See NON-STATUTORY STOCK OPTIONS below.

    In the case of outstanding incentive stock options that are eligible for exchange under the Exchange Program but that, at the discretion of an employee, are not exchanged, such options will be deemed for U.S. federal income tax purposes to have been re-granted on the date that the Company grants the employee the right to participate in the Exchange Program. As a result of such a deemed change of grant date, a portion of the employee's options may be converted from incentive stock options into non-statutory stock options (the taxation of which is described under NON-STATUTORY STOCK OPTIONS below) to the extent that such options (and any other outstanding incentive stock options granted by the Company) first become exercisable in any one year for stock with a fair market value (determined on the grant date) in excess of $100,000. In addition, the incentive stock option holding period described below will be restarted.

    Employees whose incentive stock options are not converted into non-statutory stock options will recognize taxable income with respect to an incentive stock option only upon the sale of the common stock acquired through the exercise of the incentive stock option ("ISO Stock"). The exercise of the incentive stock option may, however, subject the employee to alternative minimum tax.

    Generally, the tax consequences of selling ISO Stock will vary with the length of time that the employee has owned the ISO Stock at the time that it is sold. If the employee sells the ISO Stock after having owned it for at least two years from the date the incentive stock option was granted (or deemed to have been granted) and one year from the date the incentive stock option was exercised (the "Exercise Date"), then the employee will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

    If the employee sells the ISO Stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the employee will be ordinary income and the remaining gain, if any, will be capital gain. This capital gain will be a long-term capital gain if the employee has held the ISO Stock for more than one year prior to the date of the sale.

    If the employee sells the ISO Stock for less than the exercise price, then the employee will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the employee has held the ISO Stock for more than one year prior to the date of the sale.

NON-STATUTORY STOCK OPTIONS

    As in the case of an incentive stock option, an employee holding a non-statutory stock option generally will not recognize taxable income upon implementation of the Exchange Program. An employee holding non-statutory stock options who does not elect to participate in the Exchange Program will have no tax consequences as a result of the Exchange Program. Outstanding non-statutory stock options and incentive stock options exchanged in the Exchange Program will be terminated, and the employee will receive new non-statutory stock options in exchange for the terminated options. An employee will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, an employee who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

    With respect to NSO Stock, an employee will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, an employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the employee's tax basis in the NSO Stock. The capital gain or loss will be a long-term capital gain or loss if the employee has held the NSO Stock for more than one year prior to the date of the sale.

TAX CONSEQUENCES TO THE COMPANY

    The grant of options pursuant to the Exchange Program generally will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired pursuant to the exercise of an option will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by an employee pursuant to an option, including as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

    For purposes of complying with Section 162(m), if an option (either an incentive stock option or a non-statutory stock option) is terminated or treated as being terminated as a result of the Exchange Program, the terminated option continues to be counted against the maximum number of shares for which options may be granted to an employee under the 1997 Stock Incentive Plan. Thus, both the terminated option (if it is not granted this year) and the new option granted under the Exchange Program reduce the maximum number of shares for which options may be granted per calendar year to an employee under the 1997 Stock Incentive Plan.


ACCOUNTING CONSEQUENCES

    The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under APB No. 25, as interpreted as of the date of this proxy statement the Exchange Program would not be considered compensatory since the exercise price on the new options granted under the Exchange Program will be at market price. In addition, the Exchange Program would not trigger variable plan accounting. The options would continue to be accounted for as a fixed award.

    The Financial Accounting Standards Board (the "FASB"), has proposed a new interpretation of APB No. 25. The following discussion of the expected accounting consequences of the Exchange Program under the proposed new interpretation is based on the Company's review of publicly available information about the FASB's pending proceedings, including the Exposure Draft issued by the FASB in March 1999 and a FASB prepared summary of the status of its proceedings as of the FASB's January 12, 2000 meeting. The FASB has not published its final interpretation. Accordingly, although the Company assumes the interpretation will be adopted in its current proposed form, there can be no assurance that the accounting consequences described below will become effective. The FASB has stated that it plans to issue a final interpretation in the first quarter of 2000. This final interpretation is expected to become effective on July 1, 2000.

    Under the proposed new interpretation, if the term of a stock option which was originally accounted for as fixed award (as is the case with respect to Iomega's existing stock options) is modified during the option term to change the exercise price, the modified option must be accounted for as a variable award. Accordingly, because the Exchange Program will constitute a "repricing" under the proposed new interpretation, the new option issued pursuant to the Exchange Program will be subject to variable award accounting. Under variable award accounting, the Company is required to recognize compensation expense in its statement of operations for any increase in the market price of the Company's common stock above the repriced exercise price. This compensation expense must be recorded on a quarterly basis until the option is exercised, forfeited or expires unexercised. Any subsequent decreases in the market value of the Company's common stock would result in a reversal of compensation expense previously recognized. Compensation expense can be reversed only to the extent previously recognized for each option. For exchanged options that are vested, the increase or decrease in value, as the case may be, is recorded currently in income each quarter. For exchanged options that are not vested, the increase or decrease in value, as the case may be, is recorded as deferred compensation and amortized into income over the option's vesting period based on the ratio of the number of periods outstanding over the vesting period. This calculation requires that the beginning period in the ratio equal the original option grant date, thereby decreasing the amount to be deferred into later periods. The charges will be non-cash items.

    The new interpretation of APB No. 25 is expected to be applicable to all options repriced after December 15, 1998. However, under proposed transition rules, the Company will not begin recording compensation expense for new options granted under the Exchange Program until the new interpretation becomes effective (which is expected to be July 1, 2000).

    The impact of the new options granted under the Exchange Program on the Company's financial statements will depend on the number of options exchanged, quarterly fluctuations in the Company's common stock price and the date of exercise of the new options by employees. Depending on these factors, the Company could be required to record significant compensation expense during the next ten years. Moreover, because the precise amount of the compensation expense will depend on the market price of the Common Stock at the end of each quarterly period, the Company will not be able to forecast in advance the amount of compensation expense that it will incur in any period.

    Implementation of the Exchange Program could in certain circumstances impede the Company's ability to use pooling accounting in connection with any future business combination transactions.

               ITEM THREE -- RATIFICATION OF SELECTION OF AUDITOR

THE THIRD AND FINAL AGENDA ITEM TO BE VOTED ON IS RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS IOMEGA'S INDEPENDENT AUDITORS FOR THE CURRENT YEAR. THE BOARD RECOMMENDS THAT YOU VOTE FOR SUCH RATIFICATION.

    The Board of Directors, at the recommendation of the Audit Committee, has selected Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of Iomega and its subsidiaries for the fiscal year 2000.

    Arthur Andersen LLP has served as Iomega's independent auditors since the Company's inception in 1980. If ratification of this selection of auditors is not approved by a majority of shares voting on the matter, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

    Representatives of Arthur Andersen LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

    Audit services performed by Arthur Andersen LLP during 1999 included examination of the consolidated financial statements of Iomega, services related to filings made with the SEC, and certain services related to the Company's consolidated quarterly and annual reports as well as other periodic reports at international locations. Arthur Andersen LLP also performs tax-related and consulting services for Iomega. Total fees for all audit and non-audit services provided by Arthur Andersen LLP during 1999 were approximately $857,377.

    The Audit Committee meets at least twice a year with Arthur Andersen LLP and reviews both audit and non-audit services performed by Arthur Andersen LLP as well as fees charged by Arthur Andersen LLP for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the auditors' independence.


                             ADDITIONAL INFORMATION

SOLICITATION EXPENSES

    Iomega will bear all costs of the solicitation of proxies by the Board of Directors. In addition to solicitations by mail, Iomega's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega has retained Georgeson Shareholder Communications to assist in the solicitation of proxies, at a cost of approximately $6,500 plus reimbursement of reasonable expenses. The Company reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

DIRECTOR NOMINATIONS

    The Nominating and Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to recommend nominees for director should submit such recommendations to the Secretary of the Company, at Iomega's principal offices.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Any proposal that a shareholder wishes to be considered for inclusion in the Company's proxy statement and proxy card for the 2001 Annual Meeting of Shareholders must be received by Iomega's Secretary at our principal offices not later than November 23, 2000.

ADVANCE NOTICE PROCEDURES

    Iomega's bylaws require shareholders to give advance notice of any shareholder nominations of directors and of any other matter shareholders wish to present for action at an annual meeting of shareholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that Iomega's 2001 Annual Meeting of Shareholders is held after April 17, 2001 and before June 30, 2001 (as we currently anticipate), the bylaws would require notice to be provided to Iomega's Secretary at Iomega's principal offices no earlier than January 19, 2001 and no later than February 8, 2001. If a shareholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.


                                         By the order of the Board of Directors,

                                         ROBERT D. MURRILL, JR.
                                         SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                         AND SECRETARY

--------------------------------------------------------------------------------


PROXY                        IOMEGA CORPORATION                            PROXY

    PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2000

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

The undersigned, revoking all prior proxies, hereby appoint(s) Bruce R. Alberston and Robert D. Murrill, Jr., and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega's 2000 Annual Meeting of Shareholders to be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101 on Wednesday, April 19, 2000 at 10:00 a.m., local time, and at any adjournment thereof.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)


/X/  PLEASE MARK YOUR VOTE AS IN THE EXAMPLE TO THE LEFT.
1.   To elect the persons listed below as Class III Directors:                                WITHHOLD
     (except as marked below):                                        FOR all            AUTHORITY to vote
                                                                     nominees            for either nominee
         ROBERT P. BERKOWITZ
         JOHN R. MYERS
                                                                      -------                    --------
     FOR all nominees except the following: (to withhold
       authority to vote for one nominees, write the
       nominee's name below):
------------------------------------------------------------

2.   To approve the Employee Stock Option Exchange Program.             FOR           AGAINST          ABSTAIN


                                                                      ------         ----------       ---------
3.   To ratify the selection of Arthur Andersen LLP as Iomega's         FOR           AGAINST          ABSTAIN
     independent accountants for the current year.

                                                                       -----          ----------       ---------

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE TWO DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND
     3. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING OR AFFIRMATIVELY INDICATE THE INTENT TO VOTE IN PERSON.


SIGNATURE                                   DATE
         ------------------                      -------

SIGNATURE                                   DATE           (if held jointly)
         ------------------                      -------

NOTE: Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.



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